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                                                                      Exhibit 13



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Accumulation Unit Values" and "Independent Auditors" in the Post-Effective Amendment No. 56 to the Registration Statement (Form N-3 No. 2-25618) and related Prospectus and Statement of Additional Information appearing therein and pertaining to the Lincoln National Variable Annuity Fund A (Group) and to the use therein of our reports dated (a) January 31, 2000, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) February 14, 2000, with respect to the financial statements of Lincoln National Variable Annuity Fund A.



Fort Wayne, Indiana
April 24, 2000


/s/ Ernst & Young LLP